EXHIBIT 99.3

February 15, 2022

VIA CERTIFIED MAIL

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Re: Warrants

Ladies and Gentlemen:

Reference is made to (a) the Warrant Agreement dated as of September 6, 2018, by and between PAE Incorporated, a Delaware corporation (f/k/a Gores Holdings III, Inc.) (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as the warrant agent (the “Warrant Agent”) (as amended, restated or otherwise modified from time to time, the “Warrant Agreement”), and (b) the Agreement and Plan of Merger dated as of October 25, 2021, by and among the Company, Amentum Government Services Holdings LLC, a Delaware limited liability company and Pinnacle Virginia Merger Sub Inc., a Delaware corporation (as amended, restated or otherwise modified from time to time, the “Merger Agreement”). Capitalized terms used but not otherwise defined in this notice shall have the meanings ascribed thereto in the Warrant Agreement.

Pursuant to Sections 4.4 and 4.5 of the Warrant Agreement, the Company hereby provides notice of the following (including calculations of the Warrant Prices for the Private Placement Warrants and Public Warrants during the Special Exercise Period (as defined below), which shall be $7.73 and $7.99 respectively, and after the end of the Special Exercise Period, which shall be $11.50):

1.	The Effective Time (as defined in the Merger Agreement) of the Merger (as defined in the Merger Agreement) was 8:00 a.m. Eastern time on February 15, 2022.

2.

The Merger constitutes an Alternative Issuance. Accordingly, following the Effective Time, (a) no shares of Common Stock shall be purchasable pursuant to the Warrants and (b) each holder of a Warrant shall be entitled to receive, upon proper exercise of such Warrant and the payment of the Warrant Price in cash, the amount of $10.05 in cash per Warrant (the “Warrant Payment”); provided that if any Registered Holder properly exercises a Warrant during the period beginning on February 15, 2022, and ending on and including March 17, 2022 (such period, the “Special Exercise Period”), the Warrant Price shall be adjusted as contemplated by Section 4.4 of the Warrant Agreement.

3.

Pursuant to Section 4.4 of the Warrant Agreement, until the end of the Special Exercise Period, the Warrant Price is reduced by an amount (in dollars) equal to the difference of (a) $11.50 (which constitutes the Warrant Price in effect on the trading day immediately prior to such reduction) minus (b)(i) $10.05 (which constitutes the Per Share Consideration) minus (ii) the applicable Black-Scholes Warrant Value.

7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043, www.pae.com

4.	The Black-Scholes Warrant Value was calculated for each Private Placement Warrant and Public Warrant in accordance with the terms of the Warrant Agreement and the terms set forth below:

Term	Private Placement Warrants	Public Warrants
Reference Date	February 14, 2022 (the trading day immediately prior to the Effective Time)	Same as per the Private Placement Warrants

Price of Each Share of Common Stock (10-day VWAP for the period ended on the Reference Date)	$10.0313	Same as per the Private Placement Warrants

Assumed Volatility	Calculated using the 90-day volatility obtained from the HVT function on Bloomberg determined as of October 22, 2021 (the trading day immediately prior to the day of the Company’s announcement of the Merger Agreement)	Same as per the Private Placement Warrants

Assumed Risk-Free Interest Rate	Calculated using the Graph Curve (GC) function on Bloomberg and the U.S. Treasury Actives Curve rate using the Interpolate Curves tool for the Expiration Date (February 10, 2025)	Same as per the Private Placement Warrants

Option Pricing via the Bloomberg OVME Calculator	Regular American call input using the other inputs derived in accordance with the other terms of this notice, the Expiration Date (February 10, 2025) and a buy/strike price of $11.50 (value display in “price total”)	Capped American call input using a call cap of $18.00, the other inputs derived in accordance with the other terms of this notice, the Expiration Date (February 10, 2025) and a buy/strike price of $11.50 (value display in “price total”)

5.

Accordingly, until the end of the Special Exercise Period, the Warrant Price for the Public Warrants is $7.99 and the Warrant Price for the Private Placement Warrants is $7.73. Any holder that purports to exercise a Private Placement Warrant during the Special Exercise Period and pays the corresponding Warrant Price with respect thereto must also provide evidence acceptable to the Warrant Agent that (a) such Warrant is a Private Placement Warrant and (b) such holder is entitled to receive the Warrant Price with respect thereto. The failure of any such holder to comply with the requirements of this notice may result in a failure to properly exercise the applicable Warrants prior to the expiration of the Special Exercise Period. After the end of the Special Exercise Period, the Warrant Price for the Public Warrants and the Private Placement Warrants shall be $11.50.

The Company hereby requests that upon receipt of this notice the Warrant Agent promptly provides a copy of this notice in writing to each holder of a Warrant on behalf of the Company in accordance with Section 4.5 of the Warrant Agreement, with such further notices confirmed by the Warrant Agent to the Company in writing. Each holder of Warrants is encouraged to contact its advisors if it has any questions regarding the exercise of its Warrants. The Warrant Payment shall be made by the Warrant Agent as soon as practicable following the proper exercise of the Warrant, the payment of the Warrant Price in cash, the satisfaction of any additional actions reasonably requested by the Warrant Agent and the Warrant Agent’s review of any other materials required to be submitted hereunder or otherwise.

This notice shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature page follows]

PAE INCORPORATED,

By:	/s/ Paul W. Cobb, Jr.
Name: Paul W. Cobb, Jr. Title: Executive Vice President, General Counsel and Secretary